Exhibit 107
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

BRISTOW GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	490,000	$26.04	$12,759,600	$110.20 per $1,000,000	$1,406.11
Total Offering Amounts					$12,759,600		$1,406.11
Total Fee Offsets							$0
Net Fee Due							$1,406.11

(1)    In addition, pursuant to Rule 416(c) under the Securities Act of the 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of shares of common stock, par value $0.01 per share (“Common Stock”), of Bristow Group Inc. (the “Company” or the “Registrant”) which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Bristow Group Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), and being registered herein, as a result of stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) relating to the Common Stock.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on June 2, 2023, as quoted on the New York Stock Exchange.